As filed with the Securities and Exchange Commission on August 9, 2013

Registration Statement No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

___________________

RMG NETWORKS HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

__________________

Delaware	27-4452594
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

500 North Central Expressway, Suite 175, Plano, Texas	75074
(Address of Principal Executive Offices)	(Zip Code)

SCG Financial Acquisition Corp. 2013 Equity Incentive Plan

(Full title of the plan)

Gregory H. Sachs

Executive Chairman

500 North Central Expressway, Suite 175

Plano, Texas 75074

(Name and address of agent for service)

(972) 543-9300

(Telephone number, including area code, of agent for service)

Copies to:

Ameer Ahmad, Esq.

Jason Simon, Esq.

Greenberg Traurig, LLP

77 West Wacker, Suite 2500

Chicago, Illinois 60601

(312) 456-8400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting Company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value	2,500,000(2)	$8.17(3)	$20,425,000(3)	$2,786

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, no par value per share (“Common Stock”), of the Registrant, which become issuable under the SCG Financial Acquisition Corp. 2013 Equity Incentive Plan (the “2013 Equity Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration by the Registrant and which results in an increase in the number of its outstanding shares of Common Stock.

(2)	Represents shares issuable upon the exercise of incentive stock options, non-qualified stock options, stock grants and other stock-based awards granted or to be granted under the 2013 Equity Plan.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low price of a share of the Registrant’s Common Stock as reported by the Nasdaq Capital Market on August 7, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

RMG Networks Holding Corporation (the “Company”) prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register an aggregate of 2,500,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), that may be issued pursuant to the SCG Financial Acquisition Corp. 2013 Equity Incentive Plan (the “2013 Equity Plan”). The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants in the 2013 Equity Plan, as specified by Rule 428(b)(1) promulgated under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Commission allows the Company to “incorporate by reference” the information the Company files with it, which means that the Company can disclose important information to you by referring you to those documents. The Company has previously filed the following documents with the Commission and is incorporating them by reference into this Registration Statement:

●	The Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Commission on March 14, 2013;

●	The Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, filed with the Commission on May 15, 2013;

●

The Current Reports on Form 8-K (as amended) filed with the Commission on January 17, 2013, February 11, 2013, March 1, 2013, March 4, 2013, March 6, 2013, April 12, 2013, April 16, 2013, April 25, 2013, May 1, 2013, May 7, 2013, May 10, 2013, June 21, 2013, June 28, 2013, July 3, 2013, July 18, 2013 and July 30, 2013; and

●	The description of the Company’s common stock contained in the Registration Statement on Form 8-A dated May 1, 2012, filed pursuant to Section 12 of the Securities Exchange Act of 1934.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents. The information contained in any such documents will automatically update and supersede any information previously incorporated by reference into this Registration Statement. Any such information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6.     Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of the Company may, and in certain cases must, be indemnified by the Company against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement, and reasonable expenses (including attorneys fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the Company’s best interests. This indemnification does not apply, (i) in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to the Company, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, (ii) in a non-derivative action, to any criminal proceeding in which such person had no reasonable cause to believe his conduct was unlawful.

Article VIII of the Company’s restated certificate of incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

Article VIII of the Company’s restated certificate of incorporation also provides that the Company shall indemnify to the fullest extent permitted by Delaware law any and all of the Company’s directors and officers, or former directors and officers, or any person who may have served at the Company’s request as a director or officer of another corporation, partnership, limited liability company joint venture, trust or other enterprise.

Item 7.     Exemption From Registration Claimed.

Not applicable.

Item 8.      Exhibits.

Exhibit No.	Description of Document
4.1	Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on July 12, 2013 (1)
4.2	Bylaws (2)
4.3	SCG Financial Acquisition Corp. 2013 Equity Incentive Plan (3)
5.1	Legal Opinion of Greenberg Traurig, LLP*
23.1	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1)
23.2	Consent of Baker Tilly Virchow Krause, LLP*
23.3	Consent of Frank, Rimerman + Co., LLP*
23.4	Consent of Rothstein Kass*
23.5	Consent of BDO USA, LLP*
24.1	Power of Attorney (included on signature page of this Registration Statement)

(1)	Incorporated by reference to an exhibit to the Current Report on Form 8-K filed by the Company on July 18, 2013.

(2)	Incorporated by reference to an exhibit to the Registration Statement on Form S-1 filed by the Company on April 8, 2011.

(3)	Incorporated by reference to the exhibit previously filed by the Company as Appendix B to the Definitive Schedule 14A Proxy Statement on June 21, 2013.

* Filed herewith

Item 9.     Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if this Registration Statement and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on this 9th day of August, 2013.

RMG NETWORKS HOLDING CORPORATION By: /s/ Gregory H. Sachs Gregory H. Sachs Executive Chairman

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Gregory H. Sachs, Garry K. McGuire, Jr. and William G. Cole, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments and documents related thereto, and to file the same and any and all exhibits, financial statements and schedules related thereto, and other documents in connection therewith, with the Commission, granting unto each said attorney-in-fact and agent, and substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all things that said attorneys-in-fact and agents, or any of them or his or their substitute or substitutes, may lawfully do and seek to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Gregory H. Sachs	Executive Chairman	August 9, 2013
Gregory H. Sachs

/s/ Garry K. McGuire, Jr.	Chief Executive Officer and President	August 9, 2013
Garry K. McGuire, Jr.	(principal executive officer)

/s/ William G. Cole	Chief Financial Officer	August 9, 2013
William G. Cole	(principal financial and accounting officer)

/s/ Marvin Shrear	Director	August 9, 2013
Marvin Shrear

/s/ Jonathan Trutter	Director	August 9, 2013
Jonathan Trutter

	Director	August 9, 2013
Alan Swimmer

/s/ Jeffrey Hayzlett	Director	August 9, 2013
Jeffrey Hayzlett

EXHIBIT INDEX

Exhibit No.	Description of Document
4.1	Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on July 12, 2013 (1)
4.2	Bylaws (2)
4.3	SCG Financial Acquisition Corp. 2013 Equity Incentive Plan (3)
5.1	Legal Opinion of Greenberg Traurig, LLP*
23.1	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1)
23.2	Consent of Baker Tilly Virchow Krause, LLP*
23.3	Consent of Frank, Rimerman + Co., LLP*
23.4	Consent of Rothstein Kass*
23.5	Consent of BDO USA, LLP*
24.1	Power of Attorney (included on signature page of this Registration Statement)

(1)	Incorporated by reference to an exhibit to the Current Report on Form 8-K filed by the Company on July 18, 2013.

(2)	Incorporated by reference to an exhibit to the Registration Statement on Form S-1 filed by the Company on April 8, 2011.

(3)	Incorporated by reference to the exhibit previously filed by the Company as Appendix B to the Definitive Schedule 14A Proxy Statement on June 21, 2013.

* Filed herewith